AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (the “Amendment”) is entered into as of November 29, 2017 (the “Effective Date”) by and between AMAG Pharmaceuticals, Inc., a Delaware corporation with offices at 1100 Winter Street, Waltham, MA 02451 (together with its subsidiaries and affiliates, the “Company”), and William K. Heiden of [Address] (“you”).

WHEREAS, you and the Company previously entered into that certain Employment Agreement, dated May 6, 2012, which was amended and restated on February 7, 2014 (as amended and restated, the “Agreement”);

WHEREAS, the Company desires to conform the terms related to excise tax-related provision in the Agreement with those of all other existing executive employment agreements on the terms and conditions set forth herein.

Now therefore, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Excise Tax-Related Provisions. Section 18 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the foregoing:

“18.    Excise Tax-Related Provisions.  If any payment or benefit you would receive pursuant to this Agreement or any other agreement (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be adjusted so that it would equal the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the total Payment, whichever amount of (i) or (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any such reduction will occur in a manner necessary to provide you with the greatest post-reduction economic benefit.  If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, the Payments will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A, then the Pro Rata Reduction Method shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced before Payments that are not “deferred compensation” within the meaning of Section 409A.”

2.
Effect of Agreement. Except as amended hereby, all provisions of the Agreement are hereby ratified and shall continue in full force and effect and are incorporated herein by reference. This Amendment shall be governed by and construed consistently with the terms of the Agreement.

3.
Governing Law. This Amendment shall be deemed to have been made in the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Amendment shall be governed by, and construed in accordance with, the laws of Massachusetts without regard to conflict of law principles.

4.
Miscellaneous. This Amendment may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part of, or affect the meaning of, this Amendment.

[Remainder of this page is intentionally left blank]

SIGNATURE PAGE TO AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and you have executed this Amendment as of the day and year first set forth above.

AMAG Pharmaceuticals, Inc.

By:	/s/ Edward Myles
Name:	Edward Myles
Title:	Chief Financial Officer

By:	/s/ William K. Heiden
Name:	William K. Heiden